Exhibit 10.5

2016 STOCK PLAN
FOR NON-EMPLOYEE DIRECTORS
OF HONEYWELL INTERNATIONAL INC.

STOCK OPTION AWARD AGREEMENT

STOCK OPTION AWARD AGREEMENT made in Morris Plains, New Jersey, as of the [DAY] day of [MONTH, YEAR] (the “Date of Grant”) between Honeywell International Inc. (the “Company”) and [DIRECTOR NAME] (the “Director”).

1.	Grant of Option. The Company has granted you an Option to purchase [NUMBER] Shares of Common Stock, subject to the provisions of this Agreement and the 2016 Stock Plan for Non-Employee Directors of Honeywell International Inc. This Option is a nonqualified Option for federal income tax purposes.

2.	Exercise Price. The purchase price of the Shares covered by the Option will be [DOLLAR AMOUNT] per Share.

3.	Vesting. Subject to the earlier vesting of the Option as provided below upon your retirement from the Company’s Board of Directors at or after age 72, death or Disability, or a Change in Control, the Option will become exercisable as follows:[VESTING PROVISIONS CONSISTENT WITH THE PLAN].

4.	Term of Option. The Option must be exercised prior to the close of the New York Stock Exchange (“NYSE”) on [EXPIRATION DATE], subject to earlier termination or cancellation as provided below. If the NYSE is not open for business on the expiration date specified, the Option will expire at the close of the NYSE on the business day immediately preceding [EXPIRATION DATE].

5.	Payment of Exercise Price. You may pay the Exercise Price by cash, certified check, bank draft, wire transfer, postal or express money order, or any other alternative method specified in the Plan and expressly approved by the Committee. Notwithstanding the foregoing, you may not tender any form of payment that the Committee determines, in its sole and absolute discretion, could violate any law or regulation.

6.	Exercise of Option. Subject to the terms and conditions of this Agreement, the Option may be exercised by providing notice to the Company by contacting the Director - Executive Compensation, or the Corporate Secretary. If the Option is exercised after your death, the Company will deliver Shares only after the Committee has determined that the person exercising the Option is the duly appointed executor or administrator of your estate or the person to whom the Option has been transferred by your will or by the applicable laws of descent and distribution.
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7.	Termination, Retirement, Disability or Death. The Option will vest and remain exercisable as follows:

Event	Vesting	Exercise
Death	Immediate vesting as of death.	Expires on original expiration date.

Disability	Immediate vesting as of incurrence of Disability.	Expires on original expiration date.

Retirement at or after age 72	Immediate vesting as of retirement.	Expires on original expiration date.

Voluntary termination other than for death, Disability or retirement at or after age 72	Unvested Option forfeited as of termination.	Expires earlier of (i) original expiration date, or (ii) 3 months after termination. If you die or incur a Disability prior to end of this 3-month period, expires earlier of (i) original expiration date, or (ii) 1 year after death or Disability.

Involuntary termination other than for death, Disability or retirement at or after age 72	Unvested Option forfeited as of termination.	Expires earlier of (i) original expiration date, or (ii) 3 years after termination. If you die or incur a Disability prior to end of this 3-year period, expires earlier of (i) original expiration date, or (ii) later of 3 years after termination or 1 year after death or Disability.

8.	Change in Control. In the event of a Change in Control, any portion of the Option that has not vested as of the date of Change in Control will immediately become exercisable in full. If your service as a director of the Company terminates for any reason following a Change in Control, that termination will be treated as a retirement from the Board of Directors at or after age 72 for purposes of Section 7 above.

9.	Withholdings. The Company will have the right, prior to the issuance or delivery of any Shares in connection with the exercise of the Option, to withhold or demand from you the amount necessary to satisfy applicable tax requirements, as determined by the Committee.

10.	Transfer of Option. You may not transfer the Option or any interest in the Option except by will or the laws of descent and distribution or except as permitted by the Committee and as specified in the Plan.

11.	Adjustments. Any adjustments to the Option will be governed by Section 9 of the Plan.
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12.	Restrictions on Exercise. Exercise of the Option is subject to the conditions that, to the extent required at the time of exercise, (a) the Shares covered by the Option will be duly listed, upon official notice of issuance, upon the NYSE, and (b) a Registration Statement under the Securities Act of 1933 with respect to the Shares will be effective. The Company will not be required to deliver any Common Stock until all applicable federal and state laws and regulations have been complied with and all legal matters in connection with the issuance and delivery of the Shares have been approved by counsel of the Company.

13.	Disposition of Securities. By accepting the Award, you acknowledge that you have read and understand the Company’s policy, and are aware of and understand your obligations under U.S. federal securities laws in respect of trading in the Company’s securities. You agree not to sell Shares (including by using the Company’s “cashless exercise” program for the Option, or any successor program) at any time when you possess material nonpublic information with respect to the Company or when doing so would otherwise result in a violation of securities law. The Company will have the right to recover, or receive reimbursement for, any compensation or profit realize on the exercise of the Option or by the disposition of Shares received upon exercise of the Option to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

14.	Plan Terms Govern. The exercise of the Option, the disposition of any Shares received upon exercise of the Option, and the treatment of any gain on the disposition of these Shares are subject to the terms of the Plan and any rules that the Board of Directors and the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control unless otherwise stated in this Agreement. By accepting the Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the date of this Agreement.

15.	Personal Data.

a. By entering into this Agreement, and as a condition of the grant of the Option, you expressly consent to the collection, use, and transfer of personal data as described in this Section to the full extent permitted by and in full compliance with applicable law.

b. You understand that the Company holds, by means of an automated data file, certain personal information about you, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares or directorships held, details of all options or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).

c. You further understand that part or all of your Data may be also held by the Company’s Affiliates, pursuant to a transfer made in the past with your consent, in respect of any previous grant of options or awards, which was made for the same purposes of managing and administering of previous award/incentive plans, or for other purposes.

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d. You further understand that the Company and its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of your participation in the Plan, and that the Company or its Affiliates may transfer data among themselves, and/or each, in turn, further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”).

e. You understand that the Company or its Affiliates, as well as the Data Recipients, are or may be located in your country of residence or elsewhere, such as the United States. You authorize the Company or its Affiliates, as well as the Data Recipients, to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf, to a broker or third party with whom the Shares may be deposited.

f. You understand that you may show your opposition to the processing and transfer of your Data, and, may at any time, review the Data, request that any necessary amendments be made to it, or withdraw your consent herein in writing by contacting the Company. You further understand that withdrawing consent may affect your ability to participate in the Plan.

16.	Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

a. The Company is granting your Option, and this Agreement is not derived from any preexisting labor relationship between you and the Company, but rather from a mercantile relationship.

b. The Company may administer the Plan from outside your country of residence and United States law will govern all Options granted under the Plan.

c. Benefits and rights provided under the Plan do not constitute regular or periodic payments.

17.	Limitations. Nothing in this Agreement or the Plan gives you any right to continue as a member of the Board of Directors of the Company or will prejudice the rights of the Board of Directors or shareowners of the Company with respect to your nomination and election. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of the Option. You have no rights as a shareowner of the Company pursuant to the Option until Shares are actually delivered you.

18.	Incorporation of Other Agreements. This Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Option.

19.	Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will
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remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

20.	Governing Law. The Plan, this Agreement, and all determinations made and actions taken under the Plan or this Agreement shall be governed by the internal substantive laws, and not the choice of law rules, of the State of Delaware and construed accordingly, to the extent not superseded by applicable federal law.

21.	Acknowledgements and Acceptance. By accepting this Agreement, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, the Plan, the Plan’s prospectus and all accompanying documentation; and (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Option, and that any prior agreements, commitments or negotiations concerning the Option are replaced and superseded.
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